Exhibit 15.1
Letter Regarding Unaudited Financial Information
October 3, 2011
Shareholders and Board of Directors
Sanderson Farms, Inc.
We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Sanderson Farms, Inc. for the registration of shares of its common stock and preferred stock of our reports dated February 24, 2011, May 24, 2011 and August 25, 2011 relating to the unaudited condensed consolidated interim financial statements of Sanderson Farms, Inc. that are included in its Forms 10-Q for the quarters ended January 31, 2011, April 30, 2011 and July 31, 2011.
/s/ Ernst & Young LLP